DTS8 COFFEE TO RELOCATE HEAD OFFICE TO VANCOUVER, CANADA

Minden, Nevada, May 5, 2015: DTS8 Coffee Company, Ltd., (OTCQB:BKCT, BERLIN:9BE) announced today that it will relocate its corporate head office from Shanghai, China to Vancouver, British Columbia, Canada, and plans to be fully operational August 1, 2015.  The sales office in Shanghai and the roasting facility in Huzhou will be unaffected.  The relocation will strengthen DTS8 by hedging the country risk associated with doing business exclusively in China. It will allow DTS8 to pursue new revenue opportunities in the North American green bean coffee market.

Mr. Alex Liang, Chairman of DTS8, said “DTS8 plans to expand its footprint with a steady flow of roasted and green bean coffee products targeted at the growing North American gourmet coffee market and allowing us to be well-positioned  for future growth opportunities in China and North America.”

Mr. Alex Liang , added “this relocation is focused on implementing necessary measures with a view towards improving our operations in China, increasing revenues for the benefit of  our shareholders, and to minimize the  negative perceptions associated with  being a  solely China based company.“

DTS8 Coffee Company, Ltd. (“DTS8”) is a leading purveyor of fresh roasted, gourmet coffee in Shanghai, China. DTS8 roasts, markets and wholesales the “DTS8 Premium”, “Single Origin Premium”, “Don Manuel”, and “Private Label” brands in Shanghai and others cities in China. DTS8 coffees are well regarded by consumers for their uniqueness, consistency and special flavor characteristics, and are sold through distribution channels reaching consumers at restaurants, multi-location coffee shops and offices.  Visit us at www.dts8coffee.com.

Except for the historical matters contained herein, statements in this press release contain “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements involve risks and uncertainties, which may affect DTS8’s current and future business and prospects. Actual results could differ materially, as a result of various risk factors including but not limited to: (1) competition in the markets for DTS8’s coffee; (2) the ability of DTS8 to execute its business plan; and (3) other factors detailed in DTS8’s public filings with the SEC. By making these forward-looking statements, DTS8 can give no assurances that transactions described in this press release will be successfully completed, and undertakes no obligation to update these statements for revisions or changes after the date of this press release. This release should be read in conjunction with DTS8’s Annual Report on Form 10-K and its other filings with the SEC through the date of this release, which identifies important factors that could affect the forward-looking statements in this release. In addition, factors that could cause actual results to differ materially from those contemplated in the statements include, without limitation, overall economic conditions, and other risks associated generally with the coffee business. These forward-looking statements are not guarantees of future performance.

USA:   Peter Baxter, Investor Relations: 775-360-3031 - info@dts8coffee.com